FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES SECOND QUARTER 2026
NET INCOME OF $1.18 PER SHARE AND CORE INCOME OF $1.19 PER SHARE
•Net income of $321 million versus $299 million in the prior year quarter; core income of $324 million versus $335 million in the prior year quarter.
•P&C core income of $426 million versus $448 million, reflects lower underlying underwriting results partially offset by higher net investment income.
•Life & Group core loss of $10 million versus core income of $1 million in the prior year quarter.
•Corporate & Other core loss of $92 million versus $114 million in the prior year quarter. The current quarter includes a $77 million after-tax charge related to unfavorable prior period development associated with legacy mass tort compared with an $88 million after-tax charge in the prior year quarter.
•Net investment income of $701 million, reflects a $31 million increase from limited partnerships and common stock to $131 million and an $8 million increase from fixed income securities and other investments to $570 million.
•P&C combined ratio of 96.5%, compared with 94.1% in the prior year quarter, including 2.3 points of catastrophe loss impact compared with 2.4 points in the prior year quarter. There was no net prior period development impact in the current or prior year quarters.
•Catastrophe losses of $60 million pretax versus $62 million in the prior year quarter.
•P&C underlying combined ratio was 94.2%, compared with 91.7% in the prior year quarter. P&C underlying loss ratio was 64.1%, consistent with the first quarter of 2026, and the expense ratio was 29.7%.
•P&C segments generated net written premium growth of 4% in the quarter. P&C renewal premium change of +2%.
•Book value per share of $41.34; book value per share excluding AOCI of $45.83, a 4% increase from year-end 2025 adjusting for $2.96 of dividends per share paid.
•Board of Directors declares regular quarterly cash dividend of $0.48 per share.

CHICAGO, August 3, 2026 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2026 net income of $321 million, or $1.18 per share, versus $299 million, or $1.10 per share, in the prior year quarter. Net investment losses for the quarter were $3 million compared to $36 million in the prior year quarter. Core income for the quarter was $324 million, or $1.19 per share, versus $335 million, or $1.23 per share, in the prior year quarter.
Our Property & Casualty segments delivered core income of $426 million for the second quarter of 2026, a decrease of $22 million compared to the prior year quarter reflecting lower underlying underwriting results partially offset by higher net investment income. P&C segments generated net written premium growth of 4%, due to new business growth of 11% and renewal premium change of +2%.
Our Life & Group segment produced a core loss of $10 million for the second quarter of 2026 versus core income of $1 million in the prior year quarter.
Our Corporate & Other segment reported a core loss of $92 million for the second quarter of 2026 versus $114 million in the prior year quarter. The current quarter includes a $77 million after-tax charge related to unfavorable prior period development associated with legacy mass tort compared with an $88 million after-tax charge in the second quarter of 2025.
CNA Financial declared a quarterly cash dividend of $0.48 per share, payable September 3, 2026 to stockholders of record on August 17, 2026.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2026	2025	2026	2025
Net income	$321	$299	$532	$573
Core income (a)	324	335	549	616

Net income per diluted share	$1.18	$1.10	$1.95	$2.10
Core income per diluted share	1.19	1.23	2.02	2.26

	June 30, 2026	December 31, 2025
Book value per share	$41.34	$42.93
Book value per share excluding AOCI	45.83	46.99
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

“We delivered strong second quarter results with core income of $324 million reflecting deliberate and disciplined growth, excellent investment income and high-quality underwriting results underpinned by the prudent loss ratio selections we established in the first quarter, further reinforcing the resilience of our balance sheet.
The P&C all-in combined ratio was 96.5% in the quarter, including 2.3 points of catastrophe impact and no impact from prior period development. Our underlying loss ratio of 64.1% was consistent with last quarter as we continue to maintain the conservative philosophy that underlies our loss picks and assumptions. Our underlying combined ratio of 94.2% includes an expense ratio of 29.7%.
Net written premiums grew 4% in the quarter, new business grew 11% to a record high $718 million and retention was 83%. We still see tremendous opportunities in various areas across our portfolio where we can write accounts for the right price, with terms and conditions and mix of portfolio to achieve appropriate risk-adjusted returns. However, as we have done historically, there are areas where we have pulled back and will remain cautious as market conditions warrant.
Renewal premium change was up 2% while rate increase was flat. Still-substantial rate increase in social inflation impacted casualty lines and higher rate in our Specialty segment offset rate decreases in property, workers’ compensation and our International segment.
Looking ahead we remain focused on disciplined growth strategies and maintaining a prudent reserve posture while investing smartly in the business. We are gaining momentum in operationalizing artificial intelligence with efficiency and effectiveness solutions deployed and embedded into the core workflows across our organization. We are pleased with our second quarter property reinsurance renewals which were oversubscribed at favorable terms and remain economically accretive to the organization. With a strong balance sheet and disciplined execution, we are well positioned to continue to capitalize on attractive opportunities with focused specialization in the areas where we do business," said Douglas M. Worman, Chairman & Chief Executive Officer of CNA Financial Corporation

Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net written premiums	$2,965	$2,846	$5,587	$5,452
NWP change (% year over year)	4%		2%
Net earned premiums	$2,656	$2,588	$5,254	$5,108
NEP change (% year over year)	3%		3%
Underwriting gain	$92	$150	$33	$190
Net investment income	$461	$414	$836	$776
Core income	$426	$448	$674	$759

Loss ratio	66.4%	63.9%	69.0%	65.8%
Less: Effect of catastrophe impacts	2.3	2.4	2.9	3.1
Less: Effect of unfavorable development-related items	—	—	2.0	1.2
Underlying loss ratio	64.1%	61.5%	64.1%	61.5%

Expense ratio	29.7%	29.8%	30.0%	30.1%

Combined ratio	96.5%	94.1%	99.4%	96.3%
Underlying combined ratio	94.2%	91.7%	94.5%	92.0%
•The underlying combined ratio increased 2.5 points as compared with the prior year quarter, primarily the result of a 2.6 point increase in the underlying loss ratio to 64.1%, with increases across each segment. The underlying loss ratio was consistent with the first quarter of 2026. The expense ratio was consistent with the prior year quarter.
•The combined ratio increased 2.4 points as compared with the prior year quarter. Catastrophe losses were $60 million, or 2.3 points of the loss ratio in the quarter compared with $62 million, or 2.4 points of the loss ratio, for the prior year quarter.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net written premiums	$937	$892	$1,771	$1,734
NWP change (% year over year)	5%		2%
Net earned premiums	$878	$862	$1,730	$1,692
NEP change (% year over year)	2%		2%

Underwriting gain	$32	$53	$8	$95

Loss ratio	62.8%	60.1%	65.7%	60.7%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable development-related items	—	—	2.9	0.6
Underlying loss ratio	62.8%	60.1%	62.8%	60.1%

Expense ratio	33.3%	33.2%	33.4%	33.3%

Combined ratio	96.5%	93.6%	99.5%	94.3%
Underlying combined ratio	96.5%	93.6%	96.6%	93.7%
•The underlying combined ratio increased 2.9 points as compared with the prior year quarter. The underlying loss ratio increased 2.7 points as compared with the prior year quarter, reflecting increases across various lines. The expense ratio was consistent with the prior year quarter.
•The combined ratio increased 2.9 points as compared with the prior year quarter.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net written premiums	$1,643	$1,563	$3,123	$3,061
NWP change (% year over year)	5%		2%
Net earned premiums	$1,441	$1,402	$2,853	$2,782
NEP change (% year over year)	3%		3%

Underwriting gain	$50	$74	$1	$57

Loss ratio	69.5%	67.1%	72.8%	70.0%
Less: Effect of catastrophe impacts	3.7	4.2	5.1	5.2
Less: Effect of unfavorable development-related items	—	—	1.9	1.9
Underlying loss ratio	65.8%	62.9%	65.8%	62.9%

Expense ratio	26.6%	27.2%	26.6%	27.4%

Combined ratio	96.5%	94.8%	99.9%	97.9%
Underlying combined ratio	92.8%	90.6%	92.9%	90.8%
•The underlying combined ratio increased 2.2 points as compared with the prior year quarter. The underlying loss ratio increased 2.9 points as compared with the prior year quarter, primarily the result of increases in excess casualty and workers' compensation. The expense ratio improved 0.6 points primarily due to a favorable acquisition ratio.
•The combined ratio increased 1.7 points as compared with the prior year quarter. Catastrophe losses were $53 million, or 3.7 points of the loss ratio in the quarter compared with $57 million, or 4.2 points of the loss ratio, for the prior year quarter.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net written premiums	$385	$391	$693	$657
NWP change (% year over year)	(2)%	%	5%
Net earned premiums	$337	$324	$671	$634
NEP change (% year over year)	4%	%	6%

Underwriting gain	$10	$23	$24	$38

Loss ratio	62.0%	59.9%	61.5%	61.0%
Less: Effect of catastrophe impacts	2.2	1.4	1.7	2.5
Less: Effect of (favorable) unfavorable development-related items	—	—	—	—
Underlying loss ratio	59.8%	58.5%	59.8%	58.5%

Expense ratio	34.9%	32.9%	34.9%	33.0%

Combined ratio	96.9%	92.8%	96.4%	94.0%
Underlying combined ratio	94.7%	91.4%	94.7%	91.5%
•The underlying combined ratio increased 3.3 points as compared with the prior year quarter. The expense ratio increased 2.0 points attributed to continued investments in talent and technology and higher acquisition costs, partially offset by net earned premium growth of 4%. The underlying loss ratio increased 1.3 points as compared with the prior year quarter, with increases across most lines.
•The combined ratio increased 4.1 points as compared with the prior year quarter. Catastrophe losses were $7 million, or 2.2 points of the loss ratio in the quarter compared with $5 million or 1.4 points of the loss ratio, for the prior year quarter.
•Excluding currency fluctuations, net written premiums declined 3% for the second quarter of 2026.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net earned premiums	$103	$106	$206	$212
Claims, benefits and expenses	350	345	694	675

Net investment income	$230	$235	$454	$461
Core (loss) income	$(10)	$1	$(19)	$7
Core results decreased $11 million for the second quarter of 2026 as compared with the prior year quarter, reflecting lower net investment income.
Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Insurance claims and policyholders' benefits	$77	$108	$60	$117
Interest expense	33	31	66	63
Net investment income	10	13	21	29
Core loss	(92)	(114)	(106)	(150)
Core loss improved $22 million for the second quarter of 2026 as compared with the prior year quarter. The current quarter includes a $77 million after-tax charge related to unfavorable prior period development associated with legacy mass tort compared with an $88 million after-tax charge in the prior year quarter. The current quarter also includes an increase of $13 million after-tax associated with the amortization of the deferred gain related to the A&EP Loss Portfolio Transfer.
Net Investment Income

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Fixed income securities and other	$570	$562	$1,138	$1,112
Limited partnership and common stock investments	131	100	173	154
Net investment income	$701	$662	$1,311	$1,266
Net investment income increased $39 million for the second quarter of 2026. The increase was driven by higher limited partnership and common stock returns, as well as higher income from fixed income securities as a result of a larger invested asset base and favorable reinvestment rates.
Stockholders' Equity
Stockholders’ equity of $11.2 billion decreased 4% from year-end 2025, primarily due to dividends paid to stockholders and an increase in net unrealized investment losses partially offset by net income.
Book value per share ex AOCI of $45.83 increased 4% from year-end 2025 adjusting for $2.96 of dividends per share.
As of June 30, 2026, statutory capital and surplus for the Combined Continental Casualty Companies was $11.2 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at cna.com via the Investor Relations section. Remarks will include commentary from the Company's Chairman and Chief Executive Officer, Douglas M. Worman, and Chief Financial Officer, Scott R. Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of retail and wholesale brokers, independent agencies and managing general underwriters.
•Commercial works with a network of retail and wholesale brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle market and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K. and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe-related reinstatement premiums, catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss ratio, the expense and the dividend ratio.
•Underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio.
The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophes, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio for Property & Casualty, Specialty, Commercial and International segments are set forth on pages 3, 4, 5 and 6, respectively.

Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
New business represents premiums from policies written with new customers and additional policies written with existing customers.
Development-related items represent net prior year loss reserve and premium development, and include the effects of interest accretion and change in allowance for uncollectible reinsurance.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
Management utilizes financial measures not in accordance with GAAP to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net income	$321	$299	$532	$573
Less: Net investment losses	(3)	(36)	(17)	(43)
Core income	$324	$335	$549	$616
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Net income per diluted share	$1.18	$1.10	$1.95	$2.10
Less: Net investment losses	(0.01)	(0.13)	(0.07)	(0.16)
Core income per diluted share	$1.19	$1.23	$2.02	$2.26

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe-related reinstatement premiums, catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophes, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The following tables present reconciliations of net income to core income, underwriting gain and underlying underwriting gain for our Property & Casualty Operations.

	Results for the Three Months Ended June 30, 2026
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$157	$233	$36	$426
Net investment (gains) losses, after tax	—	(1)	1	—
Core income	$157	$232	$37	$426
Less:
Net investment income	171	246	44	461
Non-insurance warranty revenue (expense)	11	—	—	11
Other revenue (expense), including interest expense	(15)	(3)	—	(18)
Income tax expense on core income	(42)	(61)	(17)	(120)
Underwriting gain	32	50	10	92
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	53	7	60
Effect of unfavorable development-related items	—	1	—	1
Underlying underwriting gain	$32	$104	$17	$153

	Results for the Three Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$199	$53	$417
Net investment losses, after tax	12	19	—	31
Core income	$177	$218	$53	$448
Less:
Net investment income	170	206	38	414
Non-insurance warranty revenue (expense)	14	—	—	14
Other revenue (expense), including interest expense	(11)	(5)	10	(6)
Income tax expense on core income	(49)	(57)	(18)	(124)
Underwriting gain	53	74	23	150
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	57	5	62
Effect of unfavorable development-related items	—	1	—	1
Underlying underwriting gain	$53	$132	$28	$213

	Results for the Six Months Ended June 30, 2026
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$252	$338	$72	$662
Net investment losses, after tax	4	6	2	12
Core income	$256	$344	$74	$674
Less:
Net investment income	313	436	87	836
Non-insurance warranty revenue (expense)	29	—	—	29
Other revenue (expense), including interest expense	(26)	(5)	(2)	(33)
Income tax expense on core income	(68)	(88)	(35)	(191)
Underwriting gain	8	1	24	33
Catastrophe-related reinstatement premiums	—	9	—	9
Catastrophe losses	—	137	11	148
Effect of unfavorable development-related items	50	57	—	107
Underlying underwriting gain	$58	$204	$35	$297

	Results for the Six Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$314	$323	$91	$728
Net investment losses (gains), after tax	13	19	(1)	31
Core income	$327	$342	$90	$759
Less:
Net investment income	321	383	72	776
Non-insurance warranty revenue (expense)	26	—	—	26
Other revenue (expense), including interest expense	(25)	(7)	11	(21)
Income tax expense on core income	(90)	(91)	(31)	(212)
Underwriting gain	95	57	38	190
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	143	16	159
Effect of unfavorable development-related items	10	53	—	63
Underlying underwriting gain	$105	$253	$54	$412

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2026	December 31, 2025
Book value per share	$41.34	$42.93
Less: Per share impact of AOCI	(4.49)	(4.06)
Book value per share excluding AOCI	$45.83	$46.99
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Annualized net income	$1,282	$1,195	$1,063	$1,145
Average stockholders' equity including AOCI (a)	11,021	10,470	11,403	10,587
Return on equity	11.6%	11.4%	9.3%	10.8%

Annualized core income	$1,297	$1,340	$1,099	$1,233
Average stockholders' equity excluding AOCI (a)	12,304	12,156	12,560	12,375
Core return on equity	10.5%	11.0%	8.8%	10.0%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2026 CNA. All rights reserved.

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